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                          November 20, 2023

       Adam Goldstein
       Chief Executive Officer
       Archer Aviation Inc.
       190 West Tasman Drive
       San Jose, California 95134

                                                        Re: Archer Aviation
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 13,
2023
                                                            File No. 333-275465

       Dear Adam Goldstein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing